[LOGO]  PAR PHARMACEUTICAL


                                                                    Exhibit 99.1

Stephen J. Mock
Vice President, Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000

                PAR PHARMACEUTICAL ADOPTS STOCKHOLDER RIGHTS PLAN

SPRING VALLEY, NEW YORK, OCTOBER 27, 2004 - Par Pharmaceutical Companies, Inc. (NYSE: PRX) today announced that its Board of Directors has adopted a stockholder rights plan. The rights plan is designed to ensure that all Par stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire Par. The adoption of the rights plan is intended to deter partial and "two step" tender offers or other coercive takeover tactics, and to prevent an acquirer from gaining control of Par without offering a fair price to all of Par's stockholders. The rights plan was not adopted in response to any known offers for Par and is similar to stockholder rights plans adopted by many other companies.

To implement the rights plan, the Board of Directors declared a distribution of one preferred stock purchase right per share of common stock, payable to all stockholders of record as of November 8, 2004. The rights will be distributed as a non-taxable dividend and will expire on October 27, 2014. The rights will be evidenced by the underlying Par common stock, and no separate preferred stock purchase rights certificates will presently be distributed. The rights to acquire preferred stock are not immediately exercisable and will become exercisable only if a person or group acquires or commences a tender offer for 15 percent or more of Par's common stock.

If a person or group acquires or commences a tender offer for 15 percent or more of Par's common stock, each holder of a right, except the acquirer, will be entitled, subject to Par's right to redeem or exchange the right, to exercise, at an exercise price of $225, the right for one one-thousandth of a share of Par's newly-created Series A Junior Participating Preferred Stock, or the number of shares of Par common stock equal to the holder's number of rights multiplied by the exercise price and divided by 50 percent of the market price of Par's common stock on the date of the occurrence of such an event. Par's Board of Directors may terminate the rights plan at any time or redeem the rights, for $0.01 per right, at any time before a person acquires 15 percent or more of Par's common stock.

For a summary of the rights plan,visit the company's website at http://www.parpharm.com. A copy of the rights agreement will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Through its FineTech subsidiary, Par also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. Par currently manufactures, markets or licenses more than 80 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

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